CORRECTED CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES
                   FOR SERIES I 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                                Fonix Corporation


         Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware, Fonix Corporation, a Delaware corporation (the "Company"), does hereby certify:

         FIRST: That pursuant to Section 151 of the General Corporation Law of Delaware, and pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company adopted a resolution establishing a new series of Preferred Stock of the Company, consisting of 3,250 shares designated "Series I 8% Convertible Preferred Stock" ("Series I Preferred Stock"), and pursuant to such resolution, the Company caused to be filed with the Delaware Secretary of State's Office a Certificate of Designation (the "Original Certificate of Designation") of the powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions of such Series I Preferred Stock. The Original Certificate of Designation was filed on January 16, 2004.

         SECOND: That Exhibit "A" to the Original Certificate of Designation, which set forth the terms and conditions of the Series I Preferred Stock, did not accurately reflect the corporate action taken in approving the Series I Preferred Stock, necessitating the filing of this Corrected Certificate of Designation.

         THIRD: That the attached Exhibit "A-1" sets forth the corrected terms and conditions of the Series I Preferred Stock, in their entirety, which corrected terms reflect certain corrections to Exhibit A to the Original Certificate of Designation.

         IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated as of the 22nd day of January, 2004.


                                 Fonix Corporation



                                 By: /s/ Roger D. Dudley
                                    --------------------------------------------
                                    Roger D. Dudley, Executive Vice President

                                                                     EXHIBIT A-1

                                 SERIES I TERMS


                  Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series I 8% Convertible Preferred Stock (the "Preferred Stock"), and the number of shares so designated and authorized shall be Three Thousand Two Hundred Fifty (3,250). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $1,000 per share (the "Stated Value").

                  Section 2.        Dividends.
                                    ---------

                  (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors either out of funds legally available therefor or through the issuance of shares of the Company's Class A common stock, and the Company shall pay, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing on the earlier of December 31, 2003, or any Conversion Date (as defined below), cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to eight percent (8%) per annum, payable in cash or shares of Common Stock (as defined in Section 7) at the option of the Company. The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the Conversion Price (as defined in Section 5(c)(i)) then in effect. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing the Original Issue Date (as defined in Section 7), and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders of the Preferred Stock based upon the number of shares then held by each Holder in proportion to the total number of shares of Preferred Stock then outstanding. In order for the Company to exercise its right to pay dividends in cash, the Company shall, no less than five (5) Trading Days after the last day of a calendar year for which dividends are payable, provide the Holders of the Preferred Stock written notice of its intention to pay dividends in cash. In order for the Company to exercise its right to pay dividends in cash on any Conversion Date, the Company must provide written notice to the holders of Preferred Stock at any time prior to the Company's receipt of a Conversion Notice, which notice will remain in effect for subsequent Conversion Notices until rescinded by the Company in a written notice to such effect that is addressed to the holders of the Preferred Stock.

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, (ii) such shares are not registered for resale pursuant to an effective Underlying Securities Registration Statement (as defined in Section 7) and may not be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed and acceptable to the Company's transfer agent or other Person performing functions similar thereto, (iii) such shares are not listed for trading on the Nasdaq SmallCap Market or the OTC Bulletin Board ("OTC BB")(and any other exchange, market or trading facility in which the Common Stock is then listed for trading), (iv) the issuance of such shares would result in the recipient thereof beneficially owning, determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the then issued and outstanding shares of Common Stock, or (v) the Company shall have failed to timely satisfy its obligations pursuant to any Conversion Notice. Payment of dividends in shares of Common Stock is further subject to the provisions of Section 5(a)(iii).

                  (c) So long as any shares of Preferred Stock remain outstanding, neither the Company nor any subsidiary thereof shall, without the consent of the holders of one hundred percent (100%) of the shares of Preferred Stock then outstanding, redeem, repurchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities.

                  Section 3. Voting Rights; Protective Provisions. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of each of the holders of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Preferred Stock, (d) amend its certificate of incorporation, bylaws or other charter documents so as to affect adversely any rights of any holders of the Preferred Stock, (e) increase the authorized or designated number of shares of Preferred Stock, (f) issue any additional shares of Preferred Stock (including the reissuance of any shares of Preferred Stock converted for Common Stock) or (g) enter into any agreement with respect to the foregoing.

                  Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), and subject to the rights of the holders of the Company's Series A Convertible Preferred Stock then outstanding, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, and all other amounts in respect thereof (including liquidated damages, if any) then due and payable before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Preferred Stock shall be distributed among the holders of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Preferred Stock.

                  Section 5.        Conversion.
                                    ----------

                  (a)(i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii) hereof) at the Conversion Ratio (as defined in Section 7) at the option of a Holder, at any time and from time to time, from and after the Original Issue Date (the "Initial Conversion Date"), at any time after a registration statement covering the resale of shares issuable in connection with the conversions has been filed and declared effective by the Securities and Exchange Commission, in the two phases set forth below, provided, however, that if such registration statement has not been declared effective within four months after the filing of the registration statement, the Holder may convert the Preferred Stock. A Holder shall effect conversions by tendering to the Company a completed form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"), and on the final conversion shall surrendering the certificate or certificates representing the remaining shares of Preferred Stock to be converted, to the Company. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (the "Conversion Date") and the Conversion Price determined as specified in Section 5(a)(i)(A) and (B) hereof. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 5(i). Subject to Sections 5(b) and 5(a)(ii) hereof, each Conversion Notice, once given, shall be irrevocable.

                           (A)      Phase 1  Conversion.  The  conversion  of
the  first  $250,000  of the  Preferred  Stock  shall  be as  follows:  (i)  for conversion occurring prior to the date on which the SEC declares the Registration Statement Effective (the "Effective Registration Date") and through the tenth Business Day following the Effective Registration Date, the conversion price shall be the lower of $0.23 or 87.5% of the average of the two (2) lowest

Closing Bid Prices over the twenty trading days prior to the conversion date; and (ii) for conversion occurring on or after the eleventh Business Day following the Effective Registration Date, the conversion price shall be $0.23.

                           (B)      Phase 2 Conversion.  The remaining
$3,000,000.00 of the Preferred Stock may be converted into common stock of Issuer at the option of the holder by using a conversion price which shall be the lower of (1) $0.75 or (2) 87.5% of the average of the two (2) lowest Closing Bid Prices for the twenty-day trading period prior to the conversion date.

                  (ii) Automatic Conversion. Subject to the provisions in this paragraph, all outstanding shares of Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the third anniversary of the Original Issue Date at the Conversion Price on such date. The conversion contemplated by this paragraph shall not occur at such time as (a)
(1) an Underlying Securities Registration Statement is not then effective or (2) the Holder is not permitted to resell Underlying Shares pursuant to Rule 144(k) promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel acceptable to the Holder and the transfer agent for the Common Stock; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Company shall have defaulted on its covenants and obligations hereunder or under the Purchase Agreement or Registration Rights Agreement. Notwithstanding the foregoing, the two-year period for conversion under this paragraph shall be extended (on a day-for-day basis) for any Trading Days that the Purchaser is unable to resell Underlying Shares under an Underlying Securities Registration Statement due to (i) the Common Stock not being listed for trading on the Nasdaq SmallCap Market, (ii) the failure of an Underlying Securities Registration Statement to be declared effective by the Securities and Exchange Commission (the "Commission") by the Filing Date (as defined in the Registration Rights Agreement), or (iii) if an Underlying Securities Registration Statement shall have been declared effective by the Commission, (x) the failure of such Underlying Securities Registration Statement to remain effective during the Effectiveness Period (as defined in the Registration Rights Agreement) as to all Underlying Shares, or (y) the suspension of the Holder's ability to resell Underlying Shares thereunder. Additionally, if any of the events listed in (a) through (c) above have occurred and have prevented an automatic conversion under this paragraph, and if such event is cured, the automatic conversion contemplated by this paragraph shall take place on the next Business Day.

         (iii) Certain Conversion Restrictions.

                           (A) In no event (except (i) if the Company is in
default of any of its obligations hereunder or any of the Transaction Documents, as defined in Section 7, or (ii) except as otherwise set forth herein) shall any Holder be entitled to convert any Preferred Stock to the extent that, after such conversion, the sum of (1) number of shares of Common Stock beneficially owned by such Holder and its affiliates (other than the shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except as otherwise provided in clause (1) of the preceding sentence. To the extent that the limitation contained in this paragraph applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section will not apply to any conversion pursuant to Section 5 (a)(ii) hereof, and may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company (in which case, the Holder shall make such filings with the Commission, including under Rule 13D or 13G, as are required by applicable law), and the provisions of this Section shall continue to apply until such 65th day (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

         (b) Not later than three (3) Trading Days after a Conversion Date, the Company will deliver to the holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 4.1 of the Purchase Agreement) representing the number of shares of Common Stock being issued upon the conversion of shares of Preferred Stock (subject to reduction pursuant to Section 5(a)(ii) hereof), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued and unpaid dividends in cash) and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required or allowed by Section 4.1(b) of the Purchase Agreement), representing such number of shares of Common Stock as are issuable on account of accrued dividends in such number as determined in accordance with Section 2(a). Notwithstanding the foregoing, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until a Conversion Notice is either delivered for conversion to the

Company or any transfer agent for the Preferred Stock or Common Stock, or the holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the holder, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable holder by the third Trading Day after the Conversion Date, the holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the fifth (5th) Trading Day after the Conversion Date, the Company shall pay to such holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such fifth (5th) Trading Day until such certificates are delivered. If the Company fails to deliver to the holder such certificate or certificates pursuant to this Section prior to the twelfth (12th) day after the Conversion Date, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Preferred Stock then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends and all other amounts then owing on account of the Preferred Stock for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price for the shares of Preferred Stock to be redeemed in accordance with this Section shall be the Redemption Price (as defined in Section 7). If the holder has requested redemption pursuant to this Section and the Company fails for any reason to pay the Redemption Price under this Section within seven (7) days after such notice is given pursuant to
Section 5(i), the Company will pay interest on the unpaid portion of the Redemption Price at a rate of 12% per annum, accruing from such seventh day until the Redemption Price and any accrued interest thereon is paid in full. Nothing herein shall limit a holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

         (c)(i) All calculations under this Section 5 shall be made to the nearest cent or the nearest whole share of common stock, as the case may be.

         (d) If at any time conditions shall arise by reason of action taken by the Company which in the opinion of the Board of Directors are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the holders of Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Company's capital stock) or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Company shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the holders of Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the holders of majority in interest of the Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 5), of the Conversion Price (including, if necessary, any adjustment as to the securities into which shares of Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the holders of shares of Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be; provided, however, that no such adjustment of the Conversion Price shall be made which in the opinion of the Appraiser(s) giving the aforesaid opinion or opinions would result in an increase of the Conversion Price to more than the Conversion Price then in effect.

         (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the holders of Preferred Stock, not less than 200% of such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

         (f) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted and unless waived by the holder of the Preferred Stock, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (g) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred

Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (h) Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

         (i) Any and all notices or other communications or deliveries to be provided by the holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Executive Vice President of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each holder of Preferred Stock at the facsimile telephone number or address of such holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (Salt Lake City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (Salt Lake City time) on any date and earlier than 11:59 p.m. (Salt Lake City time) on such date, (iii) four days after deposit in the United States mails, (iv) the Business Day following the date of mailing, if send by nationally recognized overnight courier service, or
(v) upon actual receipt by the party to whom such notice is required to be given. For purposes of Section 5(c)(i), if a Conversion Notice is delivered by facsimile prior to 5:00 p.m. (Salt Lake City time) on any date, then the day prior to such date shall be the last Trading Day calculated to determine the Conversion Price applicable to such Conversion Notice, and the date of such delivery shall commence the counting of days for purposes of Section 5(b).

         Section 6.  Optional Redemption.
                     -------------------

         (a)      Optional Redemption.

                    (i) The Company shall have the right, exercisable at its option, to redeem from funds legally available therefor all or any portion of the then-outstanding shares of the Preferred Stock at a price equal to the Redemption Price (defined below) multiplied by the Applicable Percentage (defined below) at any time after the balance in the Escrow Account (defined below) equals or exceeds the Redemption Price multiplied by the Applicable Percentage. Any redemptions pursuant to this
                         Section 6(a)(i) shall be effected by the delivery of a notice to each holder of Preferred Stock to be redeemed, which notice shall indicate the number of shares of Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the tenth (10th) day after the date such notice is deemed delivered pursuant to Section 5(i) (the "Optional Redemption Date"). All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued preferred stock. The Redemption Price under this Section shall be paid in cash on the Optional Redemption Date.

                    (ii) If any  portion  of the  Redemption  Price  under  this section is not paid by the Company on or prior to the Optional Redemption Date, the redemption shall be declared null and void, and the issuer will lose its redemption rights.

         (b)      Redemption Upon Default

                    (i) In the event that the Company defaults under its obligations under the Purchase Agreement, and such default has not been cured within 60 days, and the Purchaser has declared the Company to be in default (a "Declared Default"), the Purchaser shall have the right, exercisable at its option, to demand that the Company redeem from funds legally available therefor all or any portion of the then-outstanding shares of the Preferred Stock at a price equal to the Redemption Price (defined below) multiplied by the Applicable Percentage (defined below) at any time after the balance in the Escrow Account (defined below) equals or exceeds the Redemption Price multiplied by the Applicable Percentage. Any redemptions pursuant to this
                         Section 6(b)(i) shall be effected by the delivery of a notice to the Company, which notice shall indicate the number of shares of Preferred Stock of each holder to be redeemed and the date that such redemption is to be effected, which shall be the tenth (10th) day after the date such notice is deemed delivered pursuant to
                         Section 5(i) (the "Default Redemption -------------------- Date"). All redeemed shares of Preferred Stock shall cease to be outstanding and shall have the status of authorized but unissued preferred stock. The Redemption Price under this Section shall be paid in cash by the Optional Redemption Date.

         Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Applicable Percentage" means (i) one hundred ten percent (110%) for any payment of the Redemption Price occurring on a payment date within ninety (90) days after the Original Issue Date; (ii) one hundred fifteen percent (115%) for any payment of the Redemption Price occurring between the 91st day but before the one hundred fiftieth (150th) day after the Original

Issue Date; (iii) one hundred twenty percent (120%) for any payment of the Redemption Price occurring after the 151st day after the Original Issue Date but prior to the second anniversary of the Original Issue Date; and (iv) one hundred thirty percent (130%) for any payment of the Redemption Price occurring on or after the second anniversary of the Original Issue Date.

                  "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Delaware are authorized or required by law or other government action to close.

                  "Closing Bid Price" shall mean the closing bid price (as reported by Bloomberg L.P.) of the Class A Common Stock on the OTC Bulletin Board or such other exchange or trading facility on which the common stock is traded.

                  "Common Stock" means the Class A common stock, $.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends to the extent to be paid in shares of Common Stock and the denominator of which is the Conversion Price at such time.

                  "Escrow Account" means the account into which the Company shall deposit twenty-five percent (25%) of any amount the Company receives in excess of One Million Dollars ($1,000,000), calculated per put, under the terms of the Fifth Equity Line of Credit between the Company and Queen, LLC, dated as of July 1, 2003, or any subsequent similar equity line financing arrangement.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company except for the Company's Series A Convertible Preferred Stock.

                  "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the OTC BB or other principal stock exchange or quotation system on which the Common Stock is then listed or quoted or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the OTC BB or any stock exchange or quotation system, the closing bid price for a share of Common Stock in such other over-the-counter market, as reported by the Nasdaq Stock Market or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices, then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority in interest of the shares of the Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "Purchase Agreement" means the Series I Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, between the Company and the original holders of the Preferred Stock.

                  "Redemption Price" shall be equal to the Stated Value of such shares of Preferred Stock plus all accrued dividends thereon at any time after the balance in the Escrow Account equals or exceeds the stated value of the outstanding shares of the Preferred Stock.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated the Original Issue Date, between the Company and the original holders of Preferred Stock.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the OTC BB or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                  "Transaction Documents" means collectively, the Purchase Agreement and the exhibits and schedules thereto, and the Registration Rights Agreement.

                  "Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible in accordance with the terms hereof and the Purchase Agreement and shares of Common Stock issuable on account of dividends on or with respect to the Preferred Stock.

                  "Underlying Securities Registration Statement" shall mean a registration statement under the Securities Act prepared by the Company and filed with the Commission in accordance with the Registration Rights Agreement, covering the resale of the Underlying Shares and naming the holders of the Preferred Stock as "selling stockholders" thereunder.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be executed by the registered holder in order to convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series I 8% Convertible Preferred Stock indicated below, into shares of Class A Common Stock, par value $.0001 per share (the "Common Stock"), of Fonix Corporation (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

                 -------------------------------------------------------
                 Date to effect conversion

                 --------------------------------------------------------
                 Number of shares of Preferred Stock to be converted

                 -------------------------------------------------------
                 Number of shares of Common Stock to be issued

                 -------------------------------------------------------
                 Applicable conversion price

                 -------------------------------------------------------
                 Name of Holder


                 -------------------------------------------------------


                 -------------------------------------------------------
                 Address of Holder

                 ----------------------------------
                 Authorized Signature